EXHIBIT 99.1

Press Release

Timberline Signs Letter of Intent to Acquire Kettle Drilling Company

December 19, 2005 – Spokane – Timberline Resources Corporation (OTC:TBLC) announced today that it has signed a Letter of Intent (“LOI”) to acquire Kettle Drilling, Inc. (“Kettle”) of Coeur d’Alene, Idaho.  Kettle is a closely-held company that provides drilling services to the mining and mineral exploration industries, combining state of the art equipment, world-class technical expertise, innovative thinking, and an impeccable safety record to support leading mining companies across North America and worldwide.  Kettle has recorded over $5-million in revenue for 2005 and has been profitable every year since its inception in 1996.

Timberline Chairman John Swallow stated, “On closing, this transaction will transform Timberline into a unique entity among junior explorers, coupling strong cash flow from the Kettle ownership stake with the ‘blue sky’ upside of our highly-experienced exploration team and our growing project portfolio.  We anticipate that future cash flows generated by Kettle will enable significant exploration of our projects without dilutive financings.  Furthermore, an in-house drilling company will create compelling synergies for Timberline, including first-hand insight into project expansion opportunities and readily available, low cost drilling capability at a time when drill rig availability and cost have become major issues for small exploration companies.  We are very excited to close this transaction and join forces with the outstanding team at Kettle”.

Timberline has issued Kettle 100,000 non-refundable shares of Timberline stock in exchange for an exclusive 75-day due diligence period.  The LOI calls for Timberline to pay $2.8-million to acquire an initial 60-percent stake in Kettle upon exercise of its option.  On closing, Timberline will receive an additional option to acquire the remaining 40-percent of Kettle for $2-million for a period of two years.  Also, key management personnel at Kettle will agree to stay on for a minimum of three years.

The proposed transaction is subject to necessary due diligence and Board approval.

Timberline Resources Corporation is a mineral exploration company focused on the cost-effective acquisition and exploration of promising mineral properties in the western United States.  Timberline's flagship property is the Snowstorm Project in north Idaho's "Silver Valley", where it can earn a 49-percent interest from Hecla Mining Company in a bulk-tonnage stratabound copper-silver target, potentially similar to well-known deposits in western Montana.  Timberline also holds early-stage gold properties covering over 7 square miles along the Walker Lane Mineral Belt of south central Nevada.   Timberline has fewer than 8 million shares outstanding and its common stock is quoted on the OTC Market under the symbol “TBLC”.

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on beliefs of management as well as assumptions made by and information currently available to management.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

Contact Information:

John Swallow, Chairman

Phone: (208) 661-2518

www.timberline-resources.com